Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 21, 2021
Registration Statement Nos. 333-228027 and 333-228027-11

Joint Leads: Barclays (str), BNP, Mizuho, Santander
Co-Managers: HSBC, ING

-ANTICIPATED CAPITAL STRUCTURE-
CLS	TOTAL (mm)	OFFER (mm)	WAL*	Moody's/S&P	PWIN	E.FNL	L.FNL	SPREAD	YIELD	CPN	$PRICE
A-1	352.00	334.40	0.20	P-1/A1+	1-6	3/22	10/22	IntL-2	0.09593%		100.00000
A-2	528.00	501.60	0.96	Aaa/AAA	6-18	3/23	5/24	EDSF+4	0.208%	0.20%	99.99244
A-3	528.00	501.60	2.22	Aaa/AAA	18-38	11/24	1/26	IntS+5	0.434%	0.43%	99.99203
A-4	152.00	144.40	3.51	Aaa/AAA	38-46	7/25	1/27	IntS+5	0.731%	0.72%	99.96574
B	40.00	** NOT OFFERED **
* Pricing Speed: 1.3 ABS to 5% Clean-Up Call

-TRANSACTION DETAILS-
Total Size : $1.6BN ($1.48+BN Offered)
Registration : SEC REG
ERISA Eligible : Yes
RR Compliance : US – Yes, EU - Yes
Expected Ratings : Moody's / S&P
Bloomberg Ticker : TAOT 2021-C
Expected Settlement: 9/27/2021
Expected Pricing: PRICED

-MARKETING MATERIALS-
Preliminary Prospectus, Ratings FWP & CDI File: Attached
IntexNet: Deal Name: bcgtoyot21c_upsize_preprice / Password: J27X the issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.